EXHIBIT 99.1

N E W S R E L E A S E
For additional information: Terence R. Rogers, VP Finance and Treasurer 773.788.3720

RYERSON DECLARES DIVIDENDS AND

ELECTS TWO NEW EXECUTIVE OFFICERS

Chicago, Illinois – January 24, 2007– The Board of Directors of Ryerson Inc. (NYSE: RYI) declared cash dividends of 5 cents per share on the company’s common stock and 60 cents per share on its Series A $2.40 Cumulative Convertible Preferred Stock. The dividends will be payable May 1, 2007, to stockholders of record at the close of business on April 12, 2007.

The Ryerson Inc. Board of Directors announced the election of two new corporate officers. Anita J. Pickens was named executive vice president reporting to Neil Novich, chairman, CEO and president of Ryerson Inc. Pickens will be responsible for a variety of growth initiatives including Global Accounts, corporate marketing and product management areas. Pickens has held a variety of sales and managerial positions in her 25 years with Ryerson including service center general manager positions, divisional vice president and vice president of sales. Most recently Pickens has been an integral member of the SAP implementation team. Pickens received a degree in business management from Indiana University and her MBA from the University of Chicago.

Ryerson’s Board of Director’s also elected M. Louise Turilli, vice president and general counsel. Most recently, Turilli served as vice president and deputy general counsel for Qwest Communications International Inc., based in Denver, Colorado. At Qwest, she led the complex transactions group responsible for mergers and acquisitions, strategic transactions, corporation finance, tax and tax litigation, real estate, and procurement. Prior to Qwest, Turilli served as vice president and associate general counsel for Bellsouth Corporation in Atlanta, law vice president and assistant secretary for NCR Corporation, and as a partner with a major East Coast law firm. She earned her undergraduate degree from Oberlin College, Ohio, her masters degree from the University of Cincinnati, and her law degree from the University of Connecticut School of Law.

Turilli succeeds Joyce E. Mims, vice president and general counsel, who is retiring effective April 1, 2007. Mims joined Ryerson in 1999 and provided valuable counsel on many critical projects in her tenure at Ryerson, including the Integris acquisition, VSC-Ryerson joint venture in China, and the company’s joint venture expansion in Mexico.

EXHIBIT 99.1

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Ryerson Inc. is North America’s leading distributor and processor of metals, with 2005 revenues of $5.8 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India. On January 1, 2006, the company changed its name from Ryerson Tull, Inc. to Ryerson Inc. and adopted the ticker symbol “RYI” for its common stock listed on the New York Stock Exchange.